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Cyberian Outpost and Tweeter Home Entertainment Group Announce Joint Venture
To Form Internet Consumer Electronics Retail Store

Tweeter@Outpost.com:  An Innovative Integration of Clicks & Mortar

KENT, Conn., Aug. 2 /PRNewswire/--Cyberian Outpost Inc. (Nasdaq: COOL - news), operator of Outpost.com, a leading global Internet-only retailer of computer hardware, software and accessories, and Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR - news), a leading specialty retailer with 73 stores specializing in up-scale electronics products, today announced the formation of a 50/50 joint venture to market a broad selection of audio, video and consumer electronics merchandise over the Internet. The two companies, as exclusive partners, will jointly form, market and brand a new Internet store called Tweeter@Outpost.com. The new store will leverage and integrate the core strengths of both parent companies in its launch as a fully authorized Internet consumer electronics retail site in the fall of 1999.

Outpost.com and Tweeter will utilize their existing infrastructures to create the premier Internet site devoted to providing mid- to high-end consumer electronics merchandise. Outpost.com, already ranked first in Internet customer service by BizRate, will apply its leading edge Internet technology, Web merchandising expertise and valuable operational infrastructure. Tweeter brings powerful relationships with top manufacturers. Its merchandising expertise will be instrumental in obtaining manufacturer authorization to sell high quality consumer electronics products over the Internet. Tweeter also has a world-class training organization, which is directed towards delivering a positive customer experience. This organization will be involved in training the call center associates that will be assisting consumers with both pre- and post-sales support. Several of the customer service associates from Outpost.com have already completed the first round of Tweeter training. A full-time General Manager will be hired to oversee Tweeter@Outpost.com.

Darryl Peck, President and CEO of Cyberian Outpost, Inc. stated, "We are truly excited to have Tweeter as our exclusive partner
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for consumer electronics. This innovative relationship expands our position as a premier web merchant and builds on our solid manufacturer support and customer trust.

"Our new Internet store, Tweeter@Outpost.com, allows us to offer customers a fantastic selection of the top brands in consumer electronics. Our demographic profiles and top notch customer service are highly complementary. This joint venture integrates the strengths of our companies and makes us the ideal home for consumer electronics on the Web. Additionally, we are pleased that Tweeter has made a one million dollar equity investment in Cyberian Outpost, Inc.," added Peck.

"Both Tweeter and Outpost.com are intent on entering the Internet consumer electronics space with full authorization from the manufacturers," commented Jeff Stone, President and Chief Operating Officer of Tweeter Home Entertainment. "Our operational philosophies are very similar in that we strive to combine quality products with a high level of customer service. Additionally, customers require a knowledgeable sales force and with Outpost.com, we have found a partner that shares our vision and can extend our reach of brand name consumer electronics products to the vast Internet retail market."

Stone went on to say, "Consumer Electronics retail on the Internet is currently characterized by grey-goods retailers who are corrupting the price/value equation and are not delivering service. We take our leadership position in Consumer Electronics retailing seriously as we propose to set some benchmark standards for other brick and mortar retailers getting onto the Net."

About Tweeter Home Entertainment Group, Inc.

Tweeter Home Entertainment Group, Inc. is a specialty retailer of mid to high-end audio and video consumer electronics products. The Company operates 73 stores under the Tweeter etc, Bryn Mawr Stereo & Video, HiFi Buys, Home Entertainment and DOW Stereo/Video names in the New England, Mid-Atlantic, Southeast, Texas and Southern California markets, respectively. The Company's stores feature an extensive selection of home and car audio systems and components, portable audio equipment, and home video products, including large screen televisions, DVD players, digital satellite systems, video cassette recorders and camcorders.

Tweeter Home Entertainment Group news and financial releases can be found on the Company's investor relations website at www.twtr.com. For further information, please contact Joe McGuire, Chief Financial Officer at 781-830-3314 voice, 781-821-9956 fax, or via email at jmcquire@bmsv.com

About Cyberian Outpost

A leader in global e-commerce since 1995, Cyberian Outpost operates an Internet only superstore for computer related products from its Web site Outpost.com (www.outpost.com) 24 hours a
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day, seven days a week. Outpost.com provides consumers and small businesses with superior selection, renowned customer service, quick, easy search capabilities, and product information on over 160,000 competitively priced hardware, software and accessory products. As part of its TruePrice policy, Cyberian Outpost offers free overnight shipping to all U.S. customers and provides international consumers with reasonably priced shipping alternatives. The company's auction site, OutpostAuctions (www.outpostauctions.com) allows customers to bid on a selection of computer products.

This release may contain forward-looking statements that are subject to certain risks and uncertainties, including statements regarding the expected positive impact of the joint venture on Outpost's business. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, especially when measured on a quarterly basis. Outpost cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) Outpost's ability to successfully negotiate a definitive joint venture agreement with Tweeter on terms acceptable to Outpost, (ii) Outpost's and Tweeter's ability to work together to successfully operate and manage the joint venture, (iii) competition, (iv) uncertainty regarding the continued growth of the Internet and online commerce, and (v) uncertainty regarding governmental regulation.

SOURCE:  Outpost.com